SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2007

SIPP INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-225820	87-0810718
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

35181 Camino Capistrano, Dana Point, CA 92624

(Address of principal executive offices) (Zip Code)

(949) 481-2776

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 – Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

On August 31, 2007, the registrant entered into an agreement under which it agreed to issue 16,743,375 shares of its common stock to acquire all of the issued and outstanding shares of common stock of Sipp, Inc., a privately held Nevada corporation.  On October 9, 2007, the registrant effected a 2 for 1 forward stock split.   As a result of the stock split, the August 31, 2007 agreement was amended on November 12, 2007 to increase the number of shares of common stock issuable to acquire Sipp, Inc. to 33,600,000 shares.

The board of directors of the registrant recently discovered that Sipp, Inc. made material misrepresentations about its financial condition to induce the registrant to acquire it.   Prior to entering the transaction, the board of directors relied upon an audit report of Sipp, Inc. from an alleged PCAOB

auditor.   Subsequently, the registrant was unable to verify the existence of any assets disclosed on audited financial statements provided by Sipp, Inc. prior to the transaction.  The registrant has also determined that the auditor was not PCAOB certified.  The board has reported the matter to federal authorities, and understands that an investigation of the situation is ongoing.

In addition, Roger Mohlman, a principle of Sipp, Inc. who represented Sipp, Inc. in the transaction, has issued two press releases stating that Sipp, Inc. has terminated the acquisition of Sipp, Inc. by the registrant on the grounds that the registrant made misrepresentations about the fact that it domesticated itself in the State of Nevada.  While the registrant disagrees with the statements made by the principle of Sipp, Inc. in the press release, the registrant’s board of directors has determined that it is in the best interests of the registrant not to contest the termination of the acquisition agreement by Sipp, Inc.  Accordingly, the registrant has issued stop transfer instructions to its transfer agent with respect to all shares issued in the acquisition of Sipp, Inc. to prevent the further sale or transfer of any such shares, and has requested that its transfer agent cancel the shares.

The registrant has also terminated its previously announced acquisition of QS, Inc.

At this time, the registrant has no assets, no operations, and minimal liabilities.  However, the registrant is in discussions with another potential acquisition in an unrelated field.

Section 5 – Corporate Governance and Management

Item 5.02  Changes in Control of Registrant.

On April 29, 2008, Mark DeBruin resigned as a director of the registrant.  On May 5, 2008, Arthur de Joya resigned as a director and audit committee chairperson of the registrant.  Both Mr. DeBruin and Mr. de Joya both indicated that their resignation was attributable to a desire to devote more time to other business interests, but verbally indicated that their resignations were due to disagreements about the nature of the legal and other actions the registrant should take in response to problems arising from the purported acquisition of Sipp, Inc.  (See “Item 1.02 Termination of a Material Definitive Agreement,” herein).

Section 8 – Other Events

Item 8.01 Other Events.

On April 19, 2007, the registrant redomiciled from the Yukon Territory to the State of Nevada by filing of Articles of Domestication and Articles of Incorporation with the State of Nevada pursuant to NRS §92A.270 (the “Domestication”).

On August 10, 2007, the registrant filed Restated and Amended Articles of Incorporation, which (a) changed the registrant’s name to “Sipp Industries, Inc.”, (b) increased the number of authorized common shares to 250,000,000 from 75,000,000, and (c) authorized the issuance of up to 10,000,000 shares of preferred stock, which shall be issued in series of designations.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

2	Articles of Domestication filed April 19, 2007
3	Restated and Amended Articles of Incorporation of Sipp Industries, Inc. dated August 10, 2007

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIPP INDUSTRIES, INC.
Date: August 5, 2008	/s/ Lee Danna
By: Lee Danna, Chief Executive Officer

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